Exhibit 10.1
October 17, 2008
Daniel J. Hurdle
91 Shy Bear Way NW
Issaquah, WA 98027
Dear Daniel,
I am pleased to offer you the position of Senior Vice President Supply Chain, Product Management and Real Estate Development of Caribou Coffee Company, Inc. (“Caribou Coffee”). The general terms of the offer are as follows:

START DATE:	November 6, 2008

COMPENSATION:	$250,000 Annual Salary

BONUS:	You will be eligible for a target bonus up to 40% of your salary as defined by your specific bonus plan. Caribou Coffee bonus programs are contingent upon meeting company objectives.

RELOCATION:	You will receive a lump sum of $90,000 to cover your relocation expenses on or before January 9, 2009. As a result of this lump sum relocation payment you will not be eligible for any other relocation expense reimbursement under any other company programs. When Caribou Coffee pays to relocate an employee, that employee must make a commitment to continue employment with Caribou Coffee for a minimum of 12 months after the relocation. If you do not continue employment for a minimum of 12 months you will be responsible for reimbursing Caribou Coffee for all relocation expenses. Caribou Coffee expects full reimbursement at the time of the employee’s departure.

LONG-TERM INCENTIVE:	Stock Options: You will be issued 100,000 stock options subject to a four-year vesting schedule pursuant to the 2005 Equity Incentive Plan. The stock options will be granted the first business day of the month following your start of employment with Caribou Coffee.

Co-Investment: You will be issued a Co-Investment Letter which sets forth your agreement to invest in shares of Caribou Coffee, common stock, par value $0.01 per share (“Common Stock”). Subject to the Co-Investment Letter you must agree to purchase (in the open market) shares of Common Stock with an aggregate purchase price of at least $25,000 with such purchase(s) to be made at the market price no later than the end of the first trading window of at least ten (10) days occurring in calendar year 2009, subject to approval by Caribou’s general counsel applying standard Caribou policies and procedures. As soon as practical after you have completed your purchase of the required amount of Common Stock, Caribou Coffee will grant you shares of restricted stock under Caribou’s 2005 Equity Incentive Plan in an amount equal to the same number of shares of Common Stock that you purchase during these window trading periods, up to a maximum of 25,000 shares of restricted stock. This restricted stock shall be subject to a four year (25% per year) vesting schedule and such other terms and conditions as set forth by Caribou Coffee in the restricted stock certificate. In addition, on each vesting date for this restricted stock you will certify to Caribou in writing that you own a number of shares of Common Stock acquired by you in open market purchases that is at least equal to the number of shares in the restricted stock grant described in this letter. Any failure to make such certification or to own the required number of shares of Common Stock will subject you to forfeiture of the restricted stock as further described in the restricted stock certificate.

BENEFITS:	You will be eligible to enroll in Caribou Coffee’s medical, dental, flexible spending account and life insurance benefits the first of the month following 30 days of employment. You will be eligible for other benefits, such as 401(k) and short and long-term disability, as your length of service at Caribou Coffee increases. More detailed information regarding all of Caribou Coffee’s benefits will be discussed during your orientation. Benefits information, including the New Team Member Enrollment Packet, is available on Caribou Coffee’s benefit website located at www.mycaribou.com. The User ID is Caribou and the Password is Benefits.

POOLED LEAVE:	You will become eligible to accrue pooled leave on the first day of your employment. However, you may not use your accrued leave until you have completed six months of continuous service with Caribou Coffee. Pooled leave will accrue on a per check basis if you were paid for at least 64 hours. The schedule below shows how you will accrue pooled leave in detail:

			Maximum
	Days of Pooled Leave	Accrual Rate	Pooled
Years of Service	Per Year	Per Paycheck	Leave Bank
0 to 2 years	12.5	3.85 hours	100 hours
2-4 years	15	4.62 hours	120 hours
4-7 years	20	6.16 hours	160 hours
7-10 years	22.5	6.93 hours	180 hours
10+ years	25	7.70 hours	200 hours

HOLIDAYS:	In general, eight holidays are recognized throughout the calendar year when Caribou Coffee Support Center offices are officially closed. This includes seven national holidays and the day after Thanksgiving. During your first year of employment, you are eligible for holidays occurring from your start date through the end of the calendar year.

NEXT REVIEW:	All management-level team members at Caribou Caribou are reviewed with an opportunity for a merit increase in March of each year. That review considers your performance for the previous calendar year. For any employee starting during that year his or her merit increase will be pro-rated to reflect the length of time in the position. If a hire, promotion or compensation adjustment exists in the same calendar year, pro-ration will occur from the last compensation action.

This offer is contingent upon: (i) approval of the offer by the Compensation Committee and Board of Directors of Caribou Coffee Company, Inc.; and (ii) successful completion of a background check and reference check with no adverse or untruthful information resulting from such background check and reference check.
If you have any questions, please do not hesitate to call me at 763 592 2220. I look forward to having you on my Team!
Sincerely,
Mike Tattersfield
Chief Executive Officer
Caribou Coffee Company
Cc: Karen McBride, Vice President Human Resources